Exhibit 99.1
Kellogg Company Financial News Release Analyst Contact: John Renwick, CFA (269) 961-9050 Media Contact: Kris Bahner (269) 961-3799

Kellogg Company Closes Sale of Keebler Cookies
and Related Businesses to Ferrero

BATTLE CREEK, Mich. -- July 29, 2019 -- Kellogg Company (NYSE: K) announced today that it has closed the sale of Keebler cookies and other selected businesses to the Ferrero Group and its related companies.
“This sale strengthens our ability to focus on the areas of our business with the biggest growth opportunities, which is a key component of our Deploy for Growth Strategy,” said Steve Cahillane, Kellogg’s Chairman and CEO.
The divestiture represents a portion of Kellogg's North America snacking business. Specifically, it includes select cookies businesses, including brands like Keebler®, Mother's®, Famous Amos®, Murray's®, and Murray's Sugar Free®, as well as cookies manufactured for Girl Scouts of the United States of America. It also includes its Kellogg’s Fruity Snacks fruit-flavored snacks, Stretch Island fruit Strips, pie crusts, and ice cream cones businesses.
Kellogg retains the rest of its North America snacking businesses, including its crackers, salty snacks, wholesome snacks, and toaster pastries brands.
“On behalf of the entire Kellogg family, I’d like to thank our departing colleagues for their many contributions to our business over the years,” said Cahillane. “We wish them the very best as they embark on an exciting future.”
The cash transaction is valued at $1.3 billion, and includes brands and assets primarily related to these businesses.

About Kellogg Company
At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Net sales in 2018 were approximately $13.5 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating Better Days for 3 billion people by the end of 2030 through our Kellogg’s® Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.